                                                                  EXHIBIT 10.133

                                                                  EXECUTION COPY

                     ONYX ACCEPTANCE RECEIVABLES CORPORATION

                           --------------------------

                                CREDIT AGREEMENT

                           dated as of January 9, 2003

                          ----------------------------

                               EIFFEL FUNDING, LLC

                           CDC FINANCIAL PRODUCTS INC.

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                                TABLE OF CONTENTS

                                                                                    Page
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
SECTION 1.  DEFINITIONS........................................................       1

   1.1.     Defined Terms......................................................       1

SECTION 2.  AMOUNT AND TERMS OF COMMITMENT.....................................       2

   2.1.     Commitment.........................................................       2
   2.2.     Lender Note........................................................       2
   2.3.     Availability of Borrowings.........................................       3
   2.4.     Extension of the Committed Lender's Commitments....................       3
   2.5.     Mandatory and Optional Prepayments.................................       3
   2.6.     Interest...........................................................       4
   2.7.     Proceeds...........................................................       5
   2.8.     Collection Account.................................................       5
   2.9.     Reduction of Commitment............................................       5
   2.10.    Taxes..............................................................       6
   2.11.    Certification......................................................       7
   2.12.    Failure to Provide Certification...................................       7
   2.13.    Tax Benefit........................................................       8
   2.14.    Conduit Financing..................................................       8
   2.15.    Fees...............................................................       8
   2.16.    Hedge Agreement Reserve............................................       8

SECTION 3.  REPRESENTATIONS AND WARRANTIES.....................................       9

   3.1.     Representations and Warranties of Recco............................       9

SECTION 4.  CONDITIONS PRECEDENT...............................................      13

   4.1.     Conditions to Effectiveness........................................      13
   4.2.     Conditions to Each Loan............................................      15

SECTION 5.  AFFIRMATIVE COVENANTS..............................................      16

   5.1.     Financial Statements...............................................      17
   5.2.     Certificates; Other Information....................................      17
   5.3.     Payment of Obligations.............................................      17
   5.4.     Conduct of Business and Maintenance of Existence...................      18
   5.5.     Maintenance of Property; Insurance.................................      18
   5.6.     Inspection of Property; Files, Books and Records; Discussions......      18
   5.7.     Notices............................................................      18
   5.8.     Delivery of Other Reports..........................................      18
   5.9.     Annual Certificate.................................................      18
   5.10.    Further Assurances.................................................      19
   5.11.    Independent Director...............................................      19
   5.12.    Instructions to Obligors...........................................      19
   5.13.    Cooperation in Making Calculations.................................      19

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
   5.14.    Interest Rate Hedge Mechanisms.....................................      20
   5.15.    Contract Files.....................................................      20
   5.16.    Separate Existence.................................................      20
   5.17.    Facility Minimum Usage.............................................      21

SECTION 6.  NEGATIVE COVENANTS.................................................      21

   6.1.     Limitation on Debt.................................................      21
   6.2.     Limitation on Liens................................................      22
   6.3.     Limitation on Fundamental Changes..................................      22
   6.4.     Limitation on Sale of Assets.......................................      22
   6.5.     Purchased Contracts................................................      22
   6.6.     Limitation on Dividends............................................      22
   6.7.     Limitation on Capital Expenditures.................................      22
   6.8.     Limitation on Investments, Loans and Advances......................      23
   6.9.     Transactions with Affiliates.......................................      23
   6.10.    Sale and Leaseback.................................................      23
   6.11.    Corporate Documents................................................      23
   6.12.    Capital Stock......................................................      23
   6.13.    Fiscal Year........................................................      23
   6.14.    Limitation on Negative Pledge Clauses..............................      23
   6.15.    Activities of Recco................................................      23
   6.16.    Agreements.........................................................      23
   6.17.    Bank Accounts......................................................      24
   6.18.    Successor Servicer.................................................      24
   6.19.    Servicing of Contracts.............................................      24
   6.20.    Prohibitions Regarding Subordinated Note...........................      24
   6.21.    Lock-Box Banks.....................................................      24
   6.22.    Contract Files.....................................................      25
   6.23.    Material Adverse Effect............................................      25

SECTION 7.  WIND-DOWN EVENTS; REMEDIES.........................................      25

SECTION 8.  INVESTMENT MANAGEMENT..............................................      25

SECTION 9.  THE PROGRAM MANAGER AND SURETY PROVIDER............................      25

   9.1.     Authorization and Action...........................................      25
   9.2.     Delegation of Duties...............................................      26
   9.3.     Exculpatory Provisions.............................................      26
   9.4.     Reliance...........................................................      26
   9.5.     Notice of Wind-Down Events.........................................      27
   9.6.     Non-Reliance on Lenders............................................      27
   9.7.     Program Manager in its Individual Capacity.........................      27

SECTION 10. MISCELLANEOUS......................................................      28

   10.1.    Amendments and Waivers.............................................      28
   10.2.    Notices............................................................      28
   10.3.    No Waiver; Cumulative Remedies.....................................      29

                                       ii

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
   10.4.    Survival of Representations and Warranties.........................      29
   10.5.    Payment of Expenses and Taxes......................................      30
   10.6.    Successors and Assigns; Participations.............................      30
   10.7.    Termination........................................................      32
   10.8.    Counterparts.......................................................      32
   10.9.    Severability.......................................................      32
   10.10.   Integration........................................................      32
   10.11.   GOVERNING LAW......................................................      32
   10.12.   SUBMISSION TO JURISDICTION; WAIVERS................................      32
   10.13.   Acknowledgments....................................................      33
   10.14.   WAIVER OF JURY TRIAL...............................................      33
   10.15.   No Bankruptcy Petition; No Recourse................................      33
   10.16.   The Lenders' Credit Decision.......................................      34
   10.17.   Confidentiality....................................................      34
   10.18.   Third-Party Beneficiary............................................      35

EXHIBITS

EXHIBIT A    -    DEFINITIONS LIST

EXHIBIT B    -    FORM OF LENDER NOTE

EXHIBIT C    -    NOTICE OF BORROWING

EXHIBIT D    -    SECURITY AGREEMENT

EXHIBIT E    -    [RESERVED]

EXHIBIT F    -    FORM OF LOCK-BOX AGREEMENT

EXHIBIT G    -    FORM OF INTEREST RATE HEDGE ASSIGNMENT
                  ACKNOWLEDGMENT

                                CREDIT AGREEMENT

         CREDIT AGREEMENT, dated as of January 9, 2003 (the "Credit Agreement" or this "Agreement"), among ONYX ACCEPTANCE RECEIVABLES CORPORATION, a Delaware corporation ("Recco"), EIFFEL FUNDING, LLC, a Delaware limited liability company (the "Conduit Lender") and CDC FINANCIAL PRODUCTS INC., a Delaware corporation, as a lender (in such capacity, the "Committed Lender", and together with the Conduit Lender, the "Lenders")) and as program manager (in such capacity, the "Program Manager").

                              W I T N E S S E T H:

         WHEREAS, pursuant to the Sale Agreement, Recco purchases certain Contracts from time to time from Onyx Acceptance Corporation, a Delaware corporation (the "Seller") and the Seller acts as Servicer of the Purchased Contracts;

         WHEREAS, Recco from time to time requests that Lenders make Loans to Recco, the proceeds of which are used to purchase Contracts from the Seller in accordance with the terms of the Sale Agreement;

         WHEREAS, as collateral security for its obligations under this Credit Agreement, Recco has collaterally assigned the Purchased Contracts, its rights under the Sale Agreement, all of its right, title, interest in and to the Lock-Boxes and the Collection Account to JPMorgan Chase Bank (the "Collateral Agent") for the benefit of the holders of the Obligations pursuant to the Security Agreement;

         WHEREAS, XL Capital Assurance Inc. (the "Surety Provider"), Recco, the Seller and the Lenders have entered into the Insurance Agreement pursuant to which, among other things, the Surety Provider has issued a surety bond to the Lenders to guarantee repayment of the Loans;

         WHEREAS, subject to the terms and conditions set forth herein, each of the Lenders is willing to make the Loans to Recco; and

         WHEREAS, the parties hereto wish to enter into the Credit Agreement as hereinafter provided.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

                             SECTION 1. DEFINITIONS

                  1.1. Defined Terms. (a) As used in this Credit Agreement, the Lender Note, the Security Agreement or any certificate or other document made or delivered pursuant hereto or thereto, the capitalized terms used herein and therein shall, unless otherwise defined herein or therein, have the meanings assigned to them in the Definitions List dated as of the date hereof that refers to this Credit Agreement, which is incorporated herein by reference and attached as Exhibit A hereto (the "Definitions List").

                  (a) As used herein, in the Lender Note and in the Security Agreement, or any certificate or other document made or delivered pursuant hereto and thereto, accounting terms not defined in the Definitions List and accounting terms partly defined in the Definitions List to the extent not defined, shall have the respective meanings given to them under GAAP.

                  (b) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

                  (c) Capitalized terms used herein, in the Lender Note and in the Security Agreement shall be equally applicable to both the singular and plural forms of such terms.

                    SECTION 2. AMOUNT AND TERMS OF COMMITMENT

                  2.1. Commitment. Subject to the terms and conditions hereof, Recco may request revolving credit loans ("Loans") from the Lenders from time to time during the Commitment Period in an aggregate amount not to exceed the Commitment. Upon receipt of each Notice of Borrowing:

                  (a) the Conduit Lender may, in its sole discretion, make a Loan to Recco for the principal amount requested in the Notice of Borrowing; and

                  (b) in the event that the Conduit Lender declines to make a Loan to Recco as part of any requested Notice of Borrowing, the Committed Lender agrees to make a Loan to Recco in the principal amount so requested in the Notice of Borrowing;

provided, however, that in no event shall Lenders make any Loan, if, after giving effect to such Loan, either (a) the Outstanding Principal Amount would exceed the Maximum Program Amount or (b) a Borrowing Base Deficiency would exist. The proceeds of such Loans shall be made available to Recco in accordance with Section 2.3. During the Commitment Period, Recco may borrow, prepay the Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof.

                  2.2. Lender Note. The Loans shall be evidenced by a single promissory note of Recco, substantially in the form of Exhibit B hereto (as amended, modified, extended or replaced from time to time, a "Lender Note"), payable to the order of Aver & Co., a designee of Deutsche Bank Trust Company Americas, Collateral Trustee for Eiffel, for the benefit of the Lenders. The Program Manager shall record the date and amount of each Loan made and the date and amount of each payment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The Program Manager shall, on behalf of Recco, maintain a register (the "Register") for the recordation of (i) the names and addresses of the Lenders and any assignees of any Lender and (ii) the Commitment of, and the principal amount and interest of the Loans owing to, each Lender or assignee from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Recco, each Lender and assignee and the Program Manager shall treat each Person whose name is recorded in the Register as the owner of the Loans for all purposes of this Credit Agreement. Notwithstanding anything to the contrary, any assignment of any Loan or Commitment shall be

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effective only upon appropriate entries with respect thereto being made in the
Register. The Lender Note shall (a) be dated the date of issuance thereof, or, with respect to any amendment thereof, the date of such amendment, (b) be stated to mature on the Scheduled Maturity Date and (c) provide for the payment of interest in accordance with Section 2.5.

                  2.3. Availability of Borrowings. Recco may request Loans on any Business Day during the Commitment Period by delivering to the Program Manager prior irrevocable notice (with a copy to the Surety Provider) of each borrowing in the form of Exhibit C hereto ("Notice of Borrowing") by 11:00 A.M. (New York City time) on the Business Day prior to a Borrowing Date which shall specify the (a) Borrowing Date for such borrowing and (b) the amount of the Loan requested. Upon the Program Manager's receipt of each Notice of Borrowing, the Program Manager shall promptly determine whether the Conduit Lender or the Committed Lender will participate in the funding of the requested borrowing. The proceeds of such Loan will be made available to Recco by the applicable Lender by depositing to the Recco Account immediately available funds by 10:00 A.M. (New York time) on the Borrowing Date.

                  2.4. Extension of the Committed Lender's Commitments. The Committed Lender's Commitment shall terminate on the Scheduled Termination Date unless the Commitment Termination Date occurs prior thereto. Notwithstanding the foregoing, not more than 90 days prior to the Scheduled Termination Date in effect from time to time, Recco may request that the Lenders and the Surety Provider consent to extend the Scheduled Termination Date for an additional 364-day period.

                  The Program Manager and the Surety Provider shall advise Recco in writing whether the foregoing request has been granted within 30 days after such request has been made and whether such consent is subject to satisfaction of any conditions precedent. If any such request is not granted within 30 days after such request has been made by Recco, the Scheduled Termination Date shall remain unchanged. If such requests are granted by the Program Manager and the Surety Provider within 30 days after such request has been made, the Scheduled Termination Date shall be extended as provided in the Surety Provider's confirmatory written notice upon satisfaction of any conditions precedent specified therein.

                  2.5. Mandatory and Optional Prepayments.

                  (a) Prior to the Commitment Termination Date, Recco shall, on each Business Day (each a "Mandatory Payment Date") on which the Program Manager notifies Recco that a Borrowing Base Deficiency exists on such Business Day, repay the principal of the Loans in the amount necessary to cure such Borrowing Base Deficiency. The Program Manager shall give Recco notice of the amount payable by 10:00 A.M. (New York City time) on such Mandatory Payment Date. Recco shall make the payment required by such notice by 3:00 P.M. (New York City time) on the applicable Mandatory Payment Date by depositing such amount in the Collection Account in immediately available funds. On and after the Commitment Termination Date, principal on the Loans shall be paid as provided in Section 5 of the Security Agreement.

                  (b) Recco may at any time and from time to time prepay the Loans, in whole or in part, ratably among the Lenders, without premium or penalty, upon at least three Business Days' irrevocable notice to the Program Manager and Surety Provider, specifying the date and amount of prepayment; provided that, upon notice given by the Lenders, Recco shall indemnify the Lenders and hold the Lenders harmless from any funding loss (in an amount equal to the amount of interest the Lenders would have received but for such prepayment less the interest earned on investing such funds) and expense or breakage costs which the Lenders may sustain or incur as a consequence of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.

                  (c) On each Liquidation Day Recco shall prepay all amounts outstanding under the Lender Note and this Credit Agreement to the extent of amounts on deposit in the Collection Account available on each such day and in the order set forth in Section 5(b) of the Security Agreement.

                  2.6. Interest. (a) Recco hereby promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date such Loan is made until such Loan is paid in full (or, in the case of a CP Loan, refinanced with an Alternative Rate Loan), as follows:

                           (i) during each Interest Period applicable to a CP
Loan, at a rate per annum equal to the sum of (i) the Conduit Lender's CP Rate applicable to such Interest Period, plus (ii) the Applicable Margin;

                           (ii) during each Interest Period applicable to an
Alternative Rate Loan, at a rate per annum equal to the Alternative Rate applicable to such Interest Period; and

                           (iii) notwithstanding the provisions of the preceding
clauses (i) and (ii), in the event that a Wind-Down Event has occurred and is continuing, at a rate per annum equal to the Default Rate. After the date the principal amount of any Loan is due and payable (whether on the Scheduled Termination Date, upon acceleration or otherwise) or after any other monetary Obligation of Recco arising under this Credit Agreement shall become due and payable, Recco shall pay (to the extent permitted by law, if in respect of any unpaid amounts representing interest) interest (after as well as before judgment) on such amounts at a rate per annum equal to the Default Rate.

No provision of this Credit Agreement or the Lender Note shall require the payment or permit the collection of interest in excess of the maximum permitted by applicable law.

                  (b) Interest accrued on each Loan shall be payable on each Scheduled Interest Payment Date and on the date of any prepayment of such Loan.

                  (c) The Program Manager shall from time to time advise Recco, the Surety Provider and the Servicer whether a Loan is a CP Loan or an Alternative Rate Loan, and of the interest rate applicable to each Interest Period thereof. The Conduit Lender shall use its reasonable efforts to fund all or substantially all of the Loans as CP Loans (it being understood that if the Conduit Lender is not able to issue sufficient Commercial Paper Notes to fund all of its assets at such time and no Wind-Down Event has occurred and is continuing, the Conduit Lender shall, at least, fund the Loans pro rata with its other non-defaulted assets with Commercial Paper Notes); provided further, however, that the Program Manager may determine, at any time and in its sole discretion, that the CP Rate is unavailable or otherwise not desirable, in which case the Loans from the Conduit Lender will be Alternative Rate Loans (unless the Default Rate is in effect).

(d) If prior to the first day of any Interest Period with respect to any LIBOR Rate Loans:

                           (i) the Committed Lender shall have determined (which
                  determination shall be conclusive and binding upon Recco) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or

                           (ii) the LIBOR Rate determined or to be determined
                  for such Interest Period will not adequately and fairly reflect the cost to the Committed Lender (as conclusively certified by the Committed Lender) of making or maintaining their affected Loans during such Interest Period, the Committed Lender shall give facsimile or telephonic notice thereof to Recco as soon as practicable thereafter. If such notice is given (x) any LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, and (y) any outstanding LIBOR Rate Loans shall be converted on the last day of the then current Interest Period to Base Rate Loans. Until such notice has been withdrawn by the Committed Lender, no further LIBOR Rate Loans shall be made or continued as such.

                  2.7. Proceeds. The proceeds of the Loans shall be used by Recco solely to purchase Contracts from the Seller pursuant to the Sale Agreement and to deposit amounts to the Hedge Account Reserve Account on each Hedge Trade Date to the extent necessary to cause the amount on deposit therein to equal the Hedge Agreement Reserve Account Required Amount.

                  2.8. Collection Account. Recco has established, on or prior to the date hereof, a bank account (No. 4047105606) at Wells Fargo Bank in the name of the Collateral Agent for the benefit of the holders of the Obligations (the "Collection Account"). Recco shall, and shall cause the Servicer to, deposit all Collections to the Clearing Account on the next Business Day after Collections are received in the Lock-Boxes and on the next Business Day after Collections are received in any other manner, and to transfer all Collections on deposit in the Clearing Account to the Collection Account on the next Business Day after such Collections are received by the Servicer in the Clearing Account. Recco shall make transfers and withdrawals from the Collection Account solely as permitted by the terms and conditions of the Security Agreement.

                  2.9. Reduction of Commitment. Recco shall have the right from time to time, upon not less than five Business Days' notice to the Lenders, the Surety Provider and the Program Manager, to reduce the Commitment to an amount not less than the aggregate principal amount of the Loans outstanding; provided, however, that in no event shall the Commitment be reduced to less than $50,000,000. Each such reduction shall be in an amount equal to $5,000,000 or any multiple thereof and shall reduce permanently the Commitment then in effect. On the date any such reduction is effective, Recco shall pay to the Program Manager for the benefit of the Committed Lender any accrued and unpaid commitment fee as of such date on the amount of the Commitment so reduced and to the Surety Provider any accrued and unpaid

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XLCA Premium (as defined in the Premium Letter) as of such date on the amount of the Commitment so reduced.

                  2.10. Taxes. Except to the extent required by applicable law, all payments made by Recco under this Credit Agreement and the Lender Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority having taxing authority, excluding (i) income taxes, franchise or similar taxes (including branch profits taxes or alternative minimum tax) imposed or levied on the Lenders, as a result of any connection between the jurisdiction of the government or taxing authority imposing such tax or any political subdivision or taxing authority thereof or therein and the Lenders (excluding a connection arising solely from the Lenders having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or the Lender Note), (ii) in the case of any Foreign Lender, any taxes that are in effect and that would apply to a payment hereunder or under any other document made or delivered pursuant hereto made to such Foreign Lender as of the date such Foreign Lender becomes a party to this Credit Agreement, or in the case of any other Lender which changes its lending office with respect to the Lender Note to an office outside the U.S., any taxes that are in effect and would apply to a payment to such Lender as of the date of the change of the lending office and (iii) in the case of a Foreign Lender, any taxes resulting from the addition of a "limitation of benefits" provision to an applicable tax treaty which did not have a limitation of benefits provision at the time such Foreign Lender became a party to this Credit Agreement (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). Notwithstanding the foregoing, the term "Taxes" shall include, with respect to a Foreign Lender that becomes a party to this Agreement as a result of an assignment or a lender that changes its lending office to an office outside the U.S., taxes (or a portion thereof) that would have constituted Taxes in the hands of the assigning (or transferring) bank (or lending office) under the preceding sentence as of the date of such assignment or change in the lending office. If any Taxes are required to be withheld from any amounts payable hereunder or under the Lender Note, the amounts so payable to the Lenders shall be increased to the extent necessary to yield to the Lenders (after payment of all Taxes) interest or any such other amounts payable hereunder or under the Lender Note at the rates or in the amounts specified in this Credit Agreement and the Lender Note. Whenever any Taxes are payable by Recco, Recco will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes deducted or withheld from each taxing authority imposing such Taxes. If Recco fails to pay any Taxes when due to the appropriate taxing authority, Recco shall indemnify each Lender for any incremental Taxes, interest or penalties that such Lender is legally required to pay as a result of any such failure unless such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Lender. After a Lender receives written notice of the imposition of the Taxes which are subject to this Section 2.10, such Lender will act in good faith to promptly notify Recco of its obligations hereunder; provided, however, that the failure to so act shall not, standing alone, affect the rights of such Lender under this Section 2.10. The Lenders agree that they will use reasonable efforts (consistent with each such Lender's internal policy and legal and regulatory restrictions and so long as such efforts would not be materially disadvantageous to it, as determined in its good faith discretion) to designate a different lending office if the making of such designation would reduce or obviate the need for Recco to withhold Taxes. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Lender Note. Each Lender agrees that it will
(i) take all reasonable actions reasonably requested by Recco in writing that are without material risk and cost to such Lender and consistent with the internal policies of such Lender and applicable legal and regulatory restrictions (as the case may be) to maintain all exemptions, if any, available to it from withholding taxes (whether available by treaty or existing administrative waiver) and (ii) to the extent reasonable and without material risk and cost to it, otherwise cooperate with Recco to minimize any amounts payable by Recco under this Section 2.10; provided, however, that in each case, any cost relating to such action or cooperation requested by Recco shall be borne by Recco.

                  2.11. Certification. Each Lender that is not a Foreign Lender shall deliver to Recco, and if applicable, the assigning Lender, on or before the date on which it becomes a party to this Credit Agreement, two duly completed and signed copies of IRS Form W-9. Each Foreign Lender shall deliver to Recco, and if applicable, the assigning Lender, on or before the date on which it becomes a party to this Credit Agreement either:

                  (a) two duly completed and signed copies of either IRS
Form W-8BEN (claiming an exemption from or a reduction in U.S. withholding tax under an applicable treaty) or its successor form or IRS Form W-8ECI (claiming an exemption from U.S. withholding tax as effectively connected income) or its successor form and related applicable forms, as the case may be; or

                  (b) in the case of a Foreign Lender that is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and that cannot comply with the requirements of clause (i) hereof, (x) a statement to the effect that such Lender is eligible for a complete exemption from withholding of U.S. Taxes under Code Section 871(h) or 881(c), and (y) two duly completed and signed copies of IRS Form W-8BEN or successor and related applicable form.

                  Further, each Foreign Lender agrees to deliver to Recco, and if applicable, the assigning Lender, two further duly completed and signed copies of the applicable Forms described above, or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it in accordance with applicable U.S. laws and regulations and to deliver promptly to Recco, and if applicable, the assigning Lender, such additional statements and forms as shall be reasonably requested by Recco from time to time unless, in any such case, any change in law or regulation has occurred subsequent to the date such Foreign Lender became a party to this Credit Agreement which renders all such forms inapplicable or which would prevent such Lender from properly completing and executing any such form with respect to it and such Lender promptly notifies Recco if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it pursuant to this
Section 2.11.

                  2.12 Failure to Provide Certification. Recco shall not be required to pay any increased amounts or indemnify the Lenders with respect to Taxes pursuant to Section 2.10 if the obligation to withhold or indemnify with respect to such Taxes results from, or would not have occurred but for, the failure of any Foreign Lender to deliver the forms described in Section 2.11 in the manner and at the times specified in such paragraphs; provided, however, that Recco shall be required to pay any Taxes resulting from a change in law (or interpretation thereof) that becomes effective after the date hereof (other than, in the case of a tax treaty which does not have a "limitation of benefits" provision, the addition of a limitation of benefits provision to such treaty). A Foreign Lender shall not be required to deliver any form or statement pursuant to Section 2.11 that such Foreign Lender is not legally able to deliver.

                  2.13 Tax Benefit. If and to the extent that any Lender is able, in its sole opinion, to apply or otherwise take advantage of any offsetting tax credit or other similar tax benefit arising out of or in conjunction with any deduction or withholding which gives rise to an obligation on Recco to pay any amounts pursuant to Section 2.10, then such Lender shall, to the extent that in its sole opinion it can do so without prejudice to the retention of the amount of such credit or benefit and without any other adverse tax consequences for such Lender, reimburse to Recco at such time as such tax credit or benefit shall have actually been received by such Lender such amount as such Lender shall, in its sole opinion, have determined to be attributable to the relevant deduction or withholding and as will leave such Lender in no better or worse position than it would have been in if the payment of such Taxes had not been required.

                  Nothing in this Section 2.13 shall oblige any Lender to disclose to Recco or any other Person any information regarding its tax affairs or tax computations or interfere with the right of any Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, no Lender shall be under any obligation to claim relief from its corporate profits or similar tax liability in credits or deductions available to it and, if it does claim, the extent, order and manner in which it does so shall be at its absolute discretion.

                  2.14 Conduit Financing. Notwithstanding anything to the contrary contained in this Credit Agreement, if a Lender is a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(l) of the Code and the Treasury regulations issued thereunder) with respect to any payments made by Recco under this Credit Agreement or under any other document made or delivered pursuant hereto, Recco shall not be obligated to pay additional amounts to such Lender pursuant to Section 2.10 to the extent that the amount of Taxes exceeds the amount that would have been otherwise payable had such Lender not been a conduit entity participating in a conduit financing arrangement.

                  2.15 Fees. Recco agrees to pay to the Surety Provider and the Lender the Fees in the amounts and on the dates set forth in the Fee Letters.

                  2.16 Hedge Agreement Reserve.

                  (a) On or prior to the Hedge Trade Date with respect to any Hedge Agreement, Recco shall cause the Collateral Agent to establish with and maintain in the name of the Collateral Agent a bank account (the "Hedge Agreement Reserve Account") and shall cause to have deposited therein the amount necessary to cause the amount on deposit therein to equal the Hedge Agreement Reserve Account Required Amount from the net proceeds of any Loan made on such Hedge Trade Date.

                  (b) In the event that there are insufficient funds on deposit in the Collection Account to enable the Servicer to make the scheduled net fixed rate payment payable by Recco under each Hedge Agreement pursuant to
Section 4(b)(iii) of the Security Agreement or clause third of Section 5(b) of the Security Agreement (a "Hedge Payment Shortfall"), then the Servicer shall, upon written directions from the Controlling Party, withdraw the Hedge Agreement Reserve Account Withdrawal Amount from the Hedge Agreement Reserve Account and deposit such Hedge Agreement Reserve Account Withdrawal Amount into the Collection Account no later than 12:00 noon, New York City time, on the Business Day prior to the related Determination Date.

                  (c) In the event that the amount on deposit in the Hedge Agreement Reserve Account (after giving effect to all deposits thereto and withdrawals therefrom on such Business Day on a Determination Date) is greater than the Hedge Agreement Reserve Account Required Amount on any Determination Date, the Servicer shall distribute, upon written directions from the Controlling Party, all such amounts to Recco. Upon any such distribution to Recco, neither the Collateral Agent nor the Seller shall have any further rights in, or claims to, such amounts.

                  (d) In the event that on any Determination Date, the amount on deposit in the Hedge Agreement Reserve Account shall be less than the Hedge Agreement Reserve Account Required Amount, the amounts remaining after the payment of the amounts set forth in Section 4(b)(i) through (xiv) of the Security Agreement or clauses first through twelfth of Section 5(b) of the Security Agreement, as applicable, up to an amount equal to such shortfall, shall be deposited by the Servicer, upon written directions from the Controlling Party, to the Hedge Agreement Reserve Account on such Determination Date.

                  (e) Following the termination of any Hedge Agreement, any amount then allocated to the Hedge Agreement Reserve Account on account of such Hedge Agreement shall be distributed to Recco.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

                  3.1. Representations and Warranties of Recco. To induce Lenders to enter into this Credit Agreement and to make the Loans, and to induce the Surety Provider to issue the Surety Bond, Recco hereby represents and warrants to the Lenders that

                  (a) Financial Condition. The balance sheet of Recco as at September 30, 2002 and the related statements of income and of cash flows for the nine month period then ended, certified by a Responsible Officer, are complete and correct and present fairly the financial condition of Recco as at such date, and the results of its operations and its consolidated cash flows for the period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP (except for year-end adjustments) applied consistently throughout the period involved (except as approved by such Responsible Officer and as disclosed therein). Except for Debt created under this Credit Agreement and the other Operative Documents, Recco does not have, and at the date of the balance sheet referred to above, did not have any Debt, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction; provided, however, that Recco may have Debt or contingent liability pursuant to the obligations of Recco under a securitization transaction insured or approved by the Controlling Party.

                  (b) Corporate Existence; Compliance with Law. Recco (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (iv) is in compliance with all Requirements of Law.

                  (c) Corporate Power; Authorization; Enforceable Obligations. Recco has the corporate power and authority, and the legal right, to make, deliver and perform this Credit Agreement and the other Operative Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Credit Agreement and the other Operative Documents to which it is a party and to authorize the execution, delivery and performance of this Credit Agreement and the other Operative Documents to which it is a party. All consents or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person required to be obtained, made or given by it in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Credit Agreement or the other Operative Documents to which it is a party have been so obtained, made or received. This Credit Agreement and each other Operative Document to which it is a party has been duly executed and delivered on behalf of Recco. This Credit Agreement and each other Operative Document to which it is a party constitutes a legal, valid and binding obligation of Recco enforceable against Recco in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                  (d) No Legal Bar. The execution, delivery and performance of this Credit Agreement and the other Operative Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of Recco and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

                  (e) No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of Recco after due inquiry, threatened by or against Recco or against any of its properties or revenues (i) with respect to this Credit Agreement or the other Operative Documents or any of the transactions contemplated hereby or thereby, or (ii) which could have a Material Adverse Effect.

                  (f) No Default; No Wind-Down Event. Recco is not in default under or with respect to any of its Contractual Obligations in any respect which could have a Material Adverse Effect. No Wind-Down Event or Unmatured Wind-Down Event has occurred and is continuing.

                  (g) No Burdensome Restrictions. Recco is not a party to or subject to any Contractual Obligation (other than the Operative Documents) which could have a Material Adverse Effect.

                  (h) Taxes. Recco has filed or caused to be filed all Federal, state and other tax returns which are required to be filed by it and has paid all taxes shown to be due and payable on said returns or on any Federal, state and other tax assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority having taxing power; no tax Lien has been filed against it (except for tax Liens described in subsection 6.2(a) hereof), and no claim is being asserted by any Governmental Authority, with respect to any such tax, fee or other charge.

                  (i) ERISA.

                           (i) No Plan is or has been a Multiemployer Plan.
Except for the Seller, neither Recco nor any ERISA Affiliate of Recco has maintained any Plan which is subject to Title IV of ERISA. No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan of the Seller, and each such Plan has complied in all material respects with the applicable provisions of ERISA and the Code; provided, that any non-compliance by the Plan with the applicable provisions of ERISA or the Code that is reasonably likely to, in the Controlling Party's sole discretion, subject Recco to any tax, penalty or other liability, shall be deemed material non-compliance. The present value of all accrued benefits under each such Plan (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits.

                           (ii) If required to be filed, Schedule B (Actuarial
Information) to each most recent annual report (Form 5500 Series) has been filed for each applicable Plan with the IRS and copies of such Schedule have been furnished to the Program Manager and Recco. Each such Schedule is complete and accurate in all material respects and fairly presents the funding status of such applicable Plan.

                           (iii) Each Plan which is intended to be qualified
under Section 401(a) of the Code is so qualified, and each trust related to any such Plan has been determined to be exempt from federal income tax under Section 501(a) of the Code, and neither Recco nor any ERISA Affiliate has materially breached any of the responsibilities, obligations or duties imposed on it by ERISA, the Code or regulations promulgated thereunder with respect to any Plan; provided, that any breach of any of the responsibilities, obligations or duties imposed on Recco or an ERISA Affiliate by ERISA, the Code or regulations promulgated thereunder with respect to any Plan, which breach is reasonably likely to, in the Controlling Party's sole discretion, subject Recco to any tax, penalty or other liability, shall be deemed a material breach.

                           (iv) Neither Recco nor any ERISA Affiliate maintains
or contributes to any "employee welfare benefit plan" within the meaning of
Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA, Section 4980B of the Code, or any substantially similar state or local law.

                           (v) No Plan has incurred any accumulated funding
deficiency (as defined in Section 302 of ERISA and 412(a) of the Code), whether or not waived.

                           (vi) Neither Recco nor any ERISA Affiliate nor any
fiduciary of any Plan (i) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code or (ii) has taken or failed to take any action which would constitute or result in an ERISA Termination Event.

                           (vii) Neither Recco nor any ERISA Affiliate has
incurred, and no condition exists or event or transaction has occurred with respect to any Plan that could result in, any withdrawal liability under Section 4201 of ERISA that remains unpaid or liability to the PBGC which remains outstanding other than the payment of premiums, and there are no such premium payments which have become due which are unpaid.

                           (viii) Neither Recco nor any ERISA Affiliate has (i)
failed to make a required contribution or payment to a Plan, (ii) made a complete or partial withdrawal from a Multiple Employer Plan or a Multiemployer Plan or (iii) failed to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or other payment.

                           (ix) Neither Recco nor any ERISA Affiliate is
required to provide security to a Plan under Section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liabilities for the plan year.

                  (j) Investment Company Act; Other Regulations. Recco is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. Recco is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Debt.

                  (k) Subsidiaries. Recco has no Subsidiaries. Recco is a wholly owned subsidiary of the Seller.

                  (l) Purpose of Loans. The proceeds of the Loans shall be used by Recco solely as described in Section 2.6.

                  (m) No Deduction. Recco is not required to make any deduction or withholding from payments to be made by it to the Lenders under this Credit Agreement or the other Operative Documents, and the execution and performance of this Credit Agreement and any of the other Operative Documents does not make Recco liable for any registration tax, stamp duty or similar tax or duty imposed by any authority of or within its jurisdiction of incorporation, which tax or duty has not been, or will not be, paid when due.

                  (n) No Priority Claims. Recco has no liability in respect of any Debt (other than under the Operative Documents), or in respect of any guarantee by Recco of the obligations of another.

                  (o) Title; Liens. Except for the Lien granted to the Collateral Agent for the benefit of the holders of the Obligations pursuant to the Security Agreement and the other Liens permitted pursuant to the Operative Documents and the Lien granted to the Seller pursuant to the Subordinated Security Agreement, Recco owns each item of the Collateral free and clear of any and all Liens or claims of others. No security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as may have been filed in favor of the Collateral Agent pursuant to the Security Agreement and in favor of the Seller pursuant to the Subordinated Security Agreement and Liens with respect to taxes described in subsection 6.2(a) hereof.

                  (p) Ownership of Contracts. Each Purchase by Recco of Contracts constitutes a valid sale, transfer and assignment of the Contracts to Recco enforceable against creditors of, and purchasers from, the Seller, and creates in favor of Recco a perfected ownership interest in and valid, legal and equitable title to such Contracts, which ownership interest is not subject to any Lien.

                  (q) No Petition. There is no intent to file a voluntary petition under the Federal or any state bankruptcy laws with respect to Recco.

                  (r) Separate Corporate Existence. Recco is a special purpose corporation whose primary activities are restricted in its certificate of incorporation to purchasing Contracts from the Seller, entering into agreements for the servicing thereof, borrowing funds secured thereby and conducting such other activities as necessary or appropriate to carry out its primary activities. Recco's certificate of incorporation provides for at least two Independent Directors as set forth at Section 5.11 hereof, and requires, inter alia, the unanimous vote of its Board of Directors to take corporate action to institute, file or consent to insolvency or bankruptcy proceedings.

                  (s) Solvency. Recco is Solvent.

                  (t) Material Adverse Effect. There is no fact that has not been disclosed by Recco to the Surety Provider or the Program Manager in writing that could result in a Material Adverse Effect and, to the best knowledge of Recco, there does not exist and there has not occurred any event that would result in a Material Adverse Effect.

                         SECTION 4. CONDITIONS PRECEDENT

                  4.1. Conditions to Effectiveness. The effectiveness of this Credit Agreement is subject to the satisfaction, on or prior to the date hereof, of the following conditions precedent:

                  (a) Operative Documents. The Program Manager, the Surety Provider and the Lenders shall have received (i) this Credit Agreement executed and delivered by a duly authorized officer of Recco, (ii) the Security Agreement (substantially in the form of Exhibit D hereto), executed and delivered by a duly authorized officer of Recco, (iii) copies of all the other Operative Documents, executed by all parties thereto and in form and substance satisfactory to the Surety Provider, (iv) a copy of the Credit and Collection Policy, and (v) such other documents or instruments as may be reasonably requested by the Program Manager, the Surety Provider or the Lenders.

                  (b) Corporate Proceedings. The Program Manager, the Surety Provider and the Lenders shall have received a copy of the resolutions, in form and substance satisfactory to the Program Manager, the Surety Provider and the Lenders, of the Board of Directors of each of the Seller, the Servicer and Recco authorizing the execution, delivery and performance of the Operative Documents to which it is a party certified by the Secretary or an Assistant Secretary of each such corporation, as of the date hereof, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and which certificate shall be in form and substance satisfactory to the Program Manager, the Surety Provider and the Lenders.

                  (c) Corporate Documents; Incumbency. The Program Manager, the Surety Provider and the Lenders shall have received (i) copies of the certificate of incorporation and by-laws of each of the Seller and Recco certified as of the date hereof as complete and correct copies thereof by its Secretary or Assistant Secretary, (ii) a certificate of the Secretary or an Assistant Secretary of each of the Seller and Recco, certifying the names, titles and true signatures of the officers of the Seller, the Servicer and Recco authorized to sign the Operative Documents to which it is a party and (iii) good standing certificates of a recent date with respect to each of the Seller and Recco from the appropriate Governmental Authority in its jurisdiction of organization.

                  (d) No Violation. The consummation of the transactions contemplated hereby and by the other Operative Documents shall not contravene, violate or conflict with, nor involve the Seller, the Servicer or Recco in any violation of, any Requirement of Law except to the extent that any such contravention, violation, conflict or involvement would not adversely affect the transactions contemplated hereby and by the other Operative Documents.

                  (e) Fees. The Program Manager, the Surety Provider and the Collateral Agent shall have received in immediately available funds any fees and expenses then due and payable to any of them, all as set forth in the Fee Letters and the Insurance Agreement.

                  (f) Legal Opinions. The Program Manager, the Surety Provider and the Lenders shall have received (i) the executed legal opinion of counsel to the Seller and the Servicer with respect to the enforceability of their obligations under the Operative Documents and the Lender Note, and other corporate and legal matters, (ii) the executed legal opinions of counsel to the Seller and Recco to the effect that (A) the Seller and Recco would not be substantively consolidated for purposes of the Bankruptcy Code and (B) that each purchase by Recco of Contracts constitutes a true sale of Contracts, (iii) the executed legal opinion of counsel to Recco to the effect that the security interest granted by Recco to the Collateral Agent for the benefit of the holders of the Obligations pursuant to the Security Agreement continues to be a valid first priority security interest and (iv) such other legal opinions as the Program Manager or the Surety Provider may reasonably require.

                  (g) UCC Searches and Filings. The Program Manager, the Surety Provider and the Lenders shall have received lien searches and other evidence as to the absence of any

Lien on or security interest in the Contracts and other Collateral in form and substance satisfactory to the Program Manager, the Surety Provider and the Lenders. Any termination statements or releases requested by the Program Manager, the Surety Provider or the Lenders to be filed with respect to any of the Collateral shall have been filed. Any UCC financing statements or amendments requested by the Program Manager, the Surety Provider or the Lenders to be filed with respect to the perfection of the first priority ownership interest in the Purchased Contracts in favor of Recco or with respect to the perfection of the first priority security interest in the Purchased Contracts in favor of the Collateral Agent for the benefit of the holders of the Obligations, shall have been filed.

                  (h) Diligence. The operation of the Seller's billing, collection and information systems with respect to the Contracts shall be satisfactory to the Surety Provider.

                  (i) Recovery Procedure and Alternate Servicing Plan. The Program Manager and the Surety Provider shall be satisfied with the recovery procedure and Alternate Servicing Plan implemented for the Seller's and Servicer's MIS system (the "Recovery Procedure"), a copy of each of which has been provided to the Program Manager and the Surety Provider.

                  (j) Internal Controls. The Program Manager and the Surety Provider shall be satisfied that the Servicer has implemented all necessary internal and other systems and procedures to monitor collections on account of the Contracts, to gather all information and furnish all reports required under the Operative Documents and to monitor compliance with the Operative Documents.

                  (k) Consents. The Program Manager, the Surety Provider and the Lenders shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by it and the validity and enforceability against it of the Operative Documents to which it is a party and such consents, licenses and approvals shall be in full force and effect.

                  (l) Additional Documents. The Program Manager, the Surety Provider and the Lenders shall have received each additional document, instrument, legal opinion or item of information reasonably requested by the Program Manager, the Surety Provider and the Lenders in respect of any aspect or consequence of the transactions contemplated hereby or by any other Operative Document.

                  (m) Surety Bond: The Collateral Agent shall have received the Surety Bond.

                  (n) Additional Matters. All corporate and other proceedings, documents, instruments and legal matters specified in Section 4.1 hereof shall be reasonably satisfactory in form and substance to the Program Manager, the Surety Provider and the Lenders.

                  4.2. Conditions to Each Loan. The agreement of the Lenders to make any Loan requested to be made by it on any date is subject to the satisfaction of the following conditions precedent:

                  (a) Representations and Warranties. Each of the representations and warranties made by Recco, the Servicer or the Seller in or pursuant to any of the Operative Documents shall be true and correct on and as of such date as if made on and as of such date.

                  (b) Notice of Borrowing. Recco shall have delivered a Notice of Borrowing to the Program Manager with a copy to the Surety Provider.

                  (c) Compliance with Section 2.1. After giving effect to the Loan to be made on such day, the requirements of Section 2.1 shall not have been violated.

                  (d) No Wind-Down Event. No Wind-Down Event or Unmatured Wind-Down Event has occurred and is continuing.

                  (e) Contract List. The Program Manager, the Lenders, the Surety Provider and the Collateral Agent shall have received the Contract List relating to each Contract to be purchased with the proceeds of such Loan.

                  (f) Borrowing Base. No Borrowing Base Deficiency shall exist after giving effect to the Loan to be made on such day.

                  (g) Contract Files. A File relating to each Contract to be purchased with the proceeds of such Loan shall have been delivered by the Seller to the Servicer to be held by the Servicer or its agent for the benefit of the Collateral Agent (for the benefit of the holders of the Obligations) in secure, segregated fireproof facilities; provided, however, the Files may be stored in the same facilities on an unsegregated basis with all other files of Recco and such other special purpose subsidiaries of Onyx; provided further, however, that the computer files maintained by the Servicer shall contain information allowing the Files to be readily identifiable (by notation, segregation or otherwise) from files of Onyx, Onyx Acceptance Financial Corporation and any other Affiliate or subsidiary thereof.

                  (h) Lien Certificate; Other Actions. The Program Manager and the Surety Provider shall have received a certificate of a Responsible Officer of each of the Seller and Recco to the effect that the Purchased Contracts are not subject to any Lien, except Liens created by the Operative Documents. Any filings and other actions described in the last sentence of Section 4.1(g) with respect to the Contracts to be purchased with the proceeds of such Loan in order to perfect the ownership interest of Recco, and the first priority perfected security interest of the Collateral Agent for the benefit of the holders of the Obligations therein shall have been duly made or effected, and the Program Manager and the Surety Provider shall have received evidence thereof.

                  Each borrowing by Recco hereunder shall constitute a representation and warranty by Recco as of the date of such Loan that the conditions contained in this subsection 4.2 have been satisfied.

                        SECTION 5. AFFIRMATIVE COVENANTS

                  Recco hereby agrees that, so long as this Credit Agreement remains in effect, Recco shall:

                  5.1. Financial Statements. Furnish to the Lenders, the Surety Provider and the Program Manager:

                  (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Recco, a copy of the balance sheet as at the end of such year and the related statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, audited by PricewaterhouseCoopers LLP or other Independent certified public accountants of nationally recognized standing; and

                  (b) as soon as available, but in any event not later than 45 days after the end of each of the first eleven monthly periods of each fiscal year of Recco, the unaudited balance sheet of Recco as at the end of such monthly period and the related unaudited statements of income and of cash flows of Recco for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all respects (subject to normal year-end audit adjustments);

                  all such financial statements to be complete and correct in all respects and to be prepared in detail and in accordance with GAAP (except for year-end adjustments) applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                  5.2. Certificates; Other Information. Furnish to the Lenders, the Surety Provider and the Program Manager:

                  (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the Independent certified public accountants reporting on such financial statements stating that in making its normal examination for purposes of its annual audit no knowledge was obtained of any Wind-Down Event or Unmatured Wind-Down Event, except as specified in such certificate;

                  (b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and 5.1(b), a certificate of a Responsible Officer stating that Recco during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Credit Agreement and the other Operative Documents to be observed, performed or satisfied by it, and that such Officer has obtained no knowledge of any Unmatured Wind-Down Event or Wind-Down Event, except as specified in such certificate;

                  (c) within five Business Days after the same are sent, copies of all financial statements, reports and other communications that Recco may make to, or file or have with, the SEC or any state securities commission; and

                  (d) promptly, such additional financial and other information as the Lenders, the Surety Provider or the Program Manager may from time to time reasonably request.

                  5.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature.

                  5.4. Conduct of Business and Maintenance of Existence. Continue to engage in business of the same type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and take all action to maintain all rights, privileges and franchises necessary in the normal conduct of its business; and comply in all material respects with all Contractual Obligations and Requirements of Law.

                  5.5. Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain, or cause to be maintained on its behalf, the Blanket Policy or other form of insurance acceptable to the Controlling Party and, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Lenders (with a copy to the Program Manager and the Surety Provider), at least annually, and otherwise upon written request, full information as to the insurance carried.

                  5.6. Inspection of Property; Files, Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Lenders, the Collateral Agent, the Surety Provider and the Program Manager to visit and inspect any of its properties and examine and make abstracts from any of its books and records and the Files at any time and as often as may be desired on prior notice during normal business hours and to discuss the business, operations, properties and financial and other condition of Recco with officers and employees of Recco and with its independent certified public accountants.

                  5.7. Notices. Promptly give notice to the Lenders, the Surety Provider and the Program Manager of:

                  (a) the occurrence of any Wind-Down Event or Unmatured Wind-Down Event;

                  (b) any (i) default or event of default by Recco under any Contractual Obligation of Recco or (ii) litigation, investigation or proceeding which may exist at any time affecting Recco; and

                  (c) a Material Adverse Effect.

                  Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action Recco proposes to take with respect thereto.

                  5.8. Delivery of Other Reports. Furnish, or instruct the Servicer to deliver any reports required to be delivered by Recco or the Servicer pursuant to any Operative Document to which Recco or the Servicer is a party or which Recco or the Servicer has signed.

                  5.9. Annual Certificate. Concurrently with the delivery, on account of each fiscal year, of the financial statements of Recco required to be delivered pursuant to subsection 5.1(a) hereof, furnish to the Program Manager and the Surety Provider, (i) a certificate of a

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

Responsible Officer of Recco to the effect that the facts upon which counsel to Recco relied in giving its legal opinion that the Seller and Recco would not be substantively consolidated for purposes of the Bankruptcy Code, have not changed so as to render such opinion no longer valid and (ii) if requested by the Controlling Party, a certificate of a Responsible Officer of Recco to the effect that Recco has complied in all material respects with its covenants in the Operative Documents.

                  5.10. Further Assurances. Do such further acts and things and execute and deliver to the Lenders, the Surety Provider or the Program Manager such assignments, agreements, powers and instruments as are required by the Lenders, the Surety Provider or the Program Manager to carry into effect the purposes of this Credit Agreement and the other Operative Documents or to better assure and confirm unto the Lenders, the Surety Provider or the Program Manager its rights, powers and remedies hereunder and under the other Operative Documents, including, without limitation, to obtain such consents and give such notices, and to file and record all such documents and instruments, and renew each such consent, notice, filing and recordation, at such time or times, in such manner and at such places, as may be necessary to preserve and protect the position of the Lenders, the Collateral Agent, the Surety Provider and the Program Manager hereunder and under the other Operative Documents. This covenant shall survive the termination of this Credit Agreement.

                  5.11. Independent Director. Maintain at all times (except as noted hereafter in the event of death, incapacity, resignation or removal) at least two Independent Directors. An "Independent Director" shall be an individual who, except in his or her capacity as an Independent Director of Recco, is not at such time, and has not been during the two years immediately before such individual's appointment as an Independent Director, (i) a partner, director, officer, holder of any equity interest, significant customer, supplier, independent contractor, creditor or employee of Recco or its Affiliates; (ii) affiliated with Recco or its Affiliates or with a significant customer, supplier, creditor or independent contractor of Recco or its Affiliates; or (iii) a spouse, parent, sibling, or child of any person described by (i) or (ii) above; provided, however, that an individual shall not be deemed to be ineligible to be an Independent Director solely because such individual serves or has served in the capacity of an "independent director," "independent trustee" or in a similar capacity for any "special purpose entity" formed by Onyx or any of its Affiliates. In the event of the death, incapacity, resignation or removal of any Independent Director or in the event that any director acting as an Independent Director shall cease to satisfy the eligibility conditions for an Independent Director, the board of directors of Recco shall promptly appoint a replacement Independent Director. The board of directors of Recco shall not vote on any matter requiring the vote of the Independent Directors under the certificate of incorporation of Recco unless at least two Independent Directors are then serving on the board of directors of Recco.

                  5.12. Instructions to Obligors. Instruct (or cause to be instructed) all Obligors to cause all Collections to be deposited directly into the Lock-Box.

                  5.13. Cooperation in Making Calculations. Cooperate with the Lenders, the Surety Provider and the Program Manager at all times in the calculation of all formulas used in any Operative Document, including without limitation, deliver (or cause the Servicer to deliver) in written or electronic form, any and all data and other information necessary or required in the calculation of the Borrowing Base, Net Yield and Recco Expenses and all calculations necessary or required to perform such calculation. Recco hereby agrees to provide (or cause the Servicer to provide) all such information on or before each date, without prior request by the Lenders or the Program Manager, such information or data is required to make any such calculation and to provide (or cause the Servicer to provide) such information and data in such form as may be immediately used by the Lenders and the Program Manager without further interpretation or purchase or license of any software. Recco does hereby further agree that if it fails to provide (or cause the Servicer to provide) any such information or data as required in this subsection 5.13, the Lenders or the Program Manager may use any estimate of any amount or calculation that it, in its sole discretion, determines.

                  5.14. Interest Rate Hedge Mechanisms. Maintain or cause to be maintained at all times Interest Rate Hedge Mechanisms to cover amounts outstanding under this Credit Agreement from time to time, satisfactory to Moody's, S&P and the Controlling Party. Upon the execution of each Interest Rate Hedge Mechanism, Recco shall deliver executed copies of such Interest Rate Hedge Mechanism to the Collateral Agent, the Surety Provider and the Program Manager.

                  5.15. Contract Files. Cause the Servicer (as Custodian for the Collateral Agent on behalf of the holders of the Obligations) or its agent to maintain continuous custody of the Files in secure, segregated fireproof facilities in accordance with the customary standards for such custody as certified by the Servicer to the Program Manager and the Collateral Agent; provided, however, that so long as XLCA is the Surety Provider with respect to this Program and any other warehouse financing facilities and other financings secured by Contracts entered into by Recco and any other special purpose subsidiary of Onyx, the Files may be stored in the same facilities on an unsegregated basis with such other files of Recco and such other special purpose subsidiaries; provided further however, that the computer files maintained by the Servicer shall contain information allowing the Files to be readily identifiable (by notation, segregation or otherwise) from files relating to Onyx, Onyx Acceptance Receivables Corporation and any Affiliate or subsidiary thereof.

                  5.16. Separate Existence. At all times:

                  (a) maintain its own deposit account or accounts, separate from those of any Affiliate, with commercial banking institutions and, except as otherwise provided in the Operative Documents, ensure that its funds will not be diverted to any other Person or for other than its own corporate uses, nor will such funds be commingled with the funds of any Affiliate (other than funds deposited to the Clearing Account or the Lock-Box, which funds may be commingled for a period not exceeding two (2) Business Days in the aggregate);

                  (b) to the extent that it shares the same officers or other employees as any of its Affiliates, the salaries of and the expenses related to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with all such common officers and employees;

                  (c) to the extent that it jointly contracts with any of its Affiliates to do business with vendors or service providers or to share overhead expenses, the costs incurred in so doing shall be allocated fairly among such entities, and each such entity shall bear its fair share of such costs. To the extent that it contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing shall be fairly allocated to or among such entities for whose benefit the goods or services are provided, and each such entity shall bear its fair share of such costs;

                  (d) enter into all material transactions with its Affiliates, whether currently existing or hereafter entered into, only on an arm's length basis, it being understood and agreed that the transactions contemplated in the Operative Documents meet the requirements of this paragraph (d);

                  (e) maintain office space that is physically segregated from the office space of any of its Affiliates (other than Finco) and, to the extent that it and any of its Affiliates have offices in the same location, there shall be a fair and appropriate allocation of overhead costs among them, and each such entity shall bear its fair share of such expenses;

                  (f) conduct its affairs strictly in accordance with its certificate of incorporation and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, separate stationery, holding all regular and special stockholders' and directors' meetings appropriate to authorize all corporate action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records, financial records and accounts, including, but not limited to, payroll and intercompany transaction accounts;

                  (g) act solely in its own name, hold itself out as a separate entity, pay its own liabilities out of its own funds, and not assume or guarantee any of the liabilities of any of its Affiliates; and

                  (h) take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order to comply with this Section 5.16.

                  5.17. Facility Minimum Usage. Maintain Loans outstanding in an amount such that the weighted average amount of Loans outstanding during any Determination Period shall equal or exceed 10% of the Commitment.

                          SECTION 6. NEGATIVE COVENANTS

                  Recco hereby agrees that, so long as this Credit Agreement remains in effect, Recco shall not directly or indirectly (without the prior written consent of the Controlling Party):

                  6.1. Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except indebtedness in respect of the Loans, the Lender Note, and other obligations of Recco under the Operative Documents, including, without limitation, the Seller Note and the Subordinated Note.

                  6.2. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

                  (a) Liens for taxes not yet due;

                  (b) Liens in favor of the Collateral Agent as provided in the Operative Documents; and

                  (c) Liens in favor of the Seller securing the Subordinated
Note.

                  6.3. Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business.

                  6.4. Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Contracts and leasehold interests), whether now owned or hereafter acquired, except as expressly permitted by the Operative Documents.

                  6.5. Purchased Contracts.

                  (a) Sell, assign or otherwise encumber any Purchased Contract, except as expressly permitted by the Operative Documents; or

                  (b) Cancel, terminate, amend, modify or waive any term or condition of any Purchased Contract (including the granting of rebates or adjustments with respect thereto), except in accordance with the Credit and Collection Policy.

                  6.6. Limitation on Dividends. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of Recco or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Recco except (i) dividends payable solely in common stock of Recco, and (ii) payments pursuant to any agreement or other arrangement approved in writing by the Controlling Party to share taxes of any affiliated, consolidated, unitary, combined or similar group including the Seller and Recco and (iii) cash dividends to the extent permitted by the Security Agreement, provided that after giving effect thereto no Wind-Down Event or Unmatured Wind-Down event shall have occurred and be continuing; provided, however, that Recco may dividend residual interest certificates from its securitization transactions to Onyx Acceptance Corporation.

                  6.7. Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets.

                  6.8. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

                  (a) purchases of Contracts pursuant to the Sale Agreement; and

                  (b) investments in Permitted Investments of funds, if any, on deposit in the Collection Account.

                  6.9. Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate, except for (i) Purchases,
(ii) transactions expressly permitted by the Operative Documents and (iii) any agreement or other arrangement satisfactory to the Program Manager to share taxes of any affiliated, consolidated, unitary, combined or similar group including the Seller and Recco.

                  6.10. Sale and Leaseback. Enter into any arrangement with any Person providing for the leasing by Recco of real or personal property which has been or is to be sold or transferred by Recco to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Recco.

                  6.11. Corporate Documents. Amend its certificate of incorporation or by-laws.

                  6.12. Capital Stock. Except as permitted by Section 6.6, issue any shares of Capital Stock in addition to the shares issued and paid for as of the Closing Date or permit during the term of this Credit Agreement any transfers of any shares of its capital stock.

                  6.13. Fiscal Year. Permit the fiscal year of Recco to end on a day other than December 31st.

                  6.14. Limitation on Negative Pledge Clauses. Enter into any agreement with any Person other than the Lenders or the Program Manager pursuant to the Operative Documents which prohibits or limits the ability of Recco to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

                  6.15. Activities of Recco. Engage in any business or activity of any kind or enter into any transaction or indenture, mortgage, instrument, agreement, contract, lease or other undertaking which is not directly related to the transactions contemplated and authorized hereby or by the other Operative Documents other than an agreement or other arrangement approved in writing by the Controlling Party to share taxes of any affiliated, consolidated, unitary, combined or similar group including the Seller and Recco.

                  6.16. Agreements.

                  (a) Except for the Operative Documents and as expressly permitted by the Operative Documents, become a party to, or permit any of its properties to be bound by, any indenture, mortgage, instrument, contract, agreement, lease or other undertaking, or issue any power of attorney except to the Collateral Agent or, pursuant to the Sale Agreement, to the Servicer, or cancel, terminate, amend, supplement, modify or waive any of the provisions of the Sale Agreement or any other Operative Document or request, consent or agree to or suffer to exist or permit any such cancellation, termination, amendment, supplement, modification or waiver.

                  (b) Permit the Seller or the Servicer to assign any of their respective rights or obligations under the Sale Agreement, except as expressly permitted by the Sale Agreement.

                  (c) On any Determination Date, permit the sum of (i) the outstanding principal amount of Loans and (ii) accrued and unpaid Facilities Costs to exceed the Maximum Program Amount.

                  (d) Permit the Servicer to change the forms of the Monthly Report, the Daily Report, the Annual Report or any other document required to be delivered by it pursuant to the Sale Agreement.

                  (e) On any day, permit a Borrowing Base Deficiency to exist.

                  6.17. Bank Accounts. Move the Bank Accounts from the institution at which they are maintained on the date hereof.

                  6.18. Successor Servicer. Permit any change of Servicer, except in accordance with the Sale Agreement.

                  6.19. Servicing of Contracts.

                  (a) Permit any change in the method by which Collections are made, unless instructed to in writing by the Controlling Party, in which case Recco shall cause the Servicer to implement any and all such changes as soon as practicable.

                  (b) Permit the Servicer to amend, modify or otherwise change or agree to any amendment, modification or other change in the Credit and Collection Policy.

                  6.20. Prohibitions Regarding Subordinated Note. Make any payment or prepayment of, or purchase, redeem or otherwise acquire, or amend any provisions pertaining to the subordination or the terms of payment of, the Subordinated Note except as permitted by the terms of the Operative Documents.

                  6.21. Lock-Box Banks. Add or terminate any bank as a Lock-Box Bank from those delivering a Lock-Box Agreement in the form of Exhibit F hereto (a "Lock-Box Agreement"), or make any change in its instructions to Obligors regarding payments to be made to any Lock-Box Bank, unless the Collateral Agent shall have received notice of and approved such addition of any Lock-Box Bank, a Lock-Box Agreement in the form of Exhibit F hereto executed by Recco, the Collateral Agent and such Lock-Box Bank shall have been delivered to the Collateral Agent; or deposit or otherwise credit, or cause or permit to be so deposited or credited, Collections to any lock-box account except the Lock-Box, the Clearing Account and the Collection Account.

                  6.22. Contract Files. Transfer the Files to any Person other than the Servicer or its agent or permit the Files to be maintained at any location other than as set forth in the Sale Agreement, in fireproof facilities owned, leased or utilized by the Servicer as certified to the Collateral Agent and the Surety Provider.

                  6.23. Material Adverse Effect. Take any action that would reasonably be expected to cause, or fail to take any action that would reasonably be expected to prevent, the occurrence of a Material Adverse Effect.

                      SECTION 7. WIND-DOWN EVENTS; REMEDIES

                  If a Wind-Down Event shall have occurred, the Commitment shall terminate as of the Wind-Down Date. Upon the occurrence of a Wind-Down Event, and upon the written instructions of the Controlling Party, Recco shall take such action or shall cause such action to be taken pursuant to any and all Interest Rate Hedge Mechanisms and/or enter into any Hedge Agreement at the sole expense of Recco promptly upon the request of the Controlling Party. In addition, the Controlling Party shall be entitled to exercise any additional rights it may have pursuant to the Operative Documents, including, without limitation, the right to implement a Complete Servicing Transfer under the Sale Agreement, and the right to redirect the payments of Obligors directly to the Controlling Party or such other Person that the Controlling Party may designate.

                        SECTION 8. INVESTMENT MANAGEMENT

                  8.1. Permitted Investments. Recco shall notify the Program Manager of the type and maturity of Permitted Investments into which the funds in the Collection Account and the Hedge Agreement Reserve Account shall be invested. Such notice shall be received by the Program Manager no later than 10:00 A.M. (New York City time) on each Business Day.

               SECTION 9. THE PROGRAM MANAGER AND SURETY PROVIDER

                  9.1 Authorization and Action.

                  (a) Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, neither the Program Manager nor the Surety Provider shall have any duties or responsibilities, except those expressly set forth in the Operative Documents to which it is a party, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Program Manager or the Surety Provider shall be read into any Operative Document or otherwise exist against the Program Manager or the Surety Provider.

                  (b) The provisions of this Section 9 are solely for the benefit of the Program Manager, the Surety Provider and the Lenders, and Recco shall not have any rights as a third-party beneficiary or otherwise under any of the provisions of this Section 9, except that this Section 9 shall not affect any obligations which any of the Program Manager, the Surety Provider and the Lenders may have to Recco under the other provisions of this Credit Agreement.

                  9.2 Delegation of Duties.

                  The Program Manager and the Surety Provider may execute any of its duties under the Operative Documents to which it is a party by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Program Manager nor the Surety Provider shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

                  9.3 Exculpatory Provisions.

                  Neither the Program Manager nor the Surety Provider nor any of their respective directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them or any Person described in Section 9.2 under or in connection with this Credit Agreement (except for its, their or such Person's own bad faith, gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Recco contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other document furnished in connection herewith, or for any failure of Recco to perform its respective obligations hereunder, or for the satisfaction of any condition specified in Section 4, except receipt of items required to be delivered to the Program Manager. Neither the Program Manager nor the Surety Provider shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements or covenants contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of Recco. This Section 9.3 is intended solely to govern the relationship between the Program Manager and the Surety Provider, on the one hand, and the Lenders, on the other.

                  9.4 Reliance.

                  (a) The Program Manager and the Surety Provider shall in all cases be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Program Manager or Surety Provider, as appropriate. The Program Manager and the Surety Provider shall in all cases be fully justified in failing or refusing to take any action under this Credit Agreement or any other document furnished in connection herewith unless it shall first receive such advice or concurrence of such of the Lenders and the Surety Provider, as it shall determine to be appropriate under the relevant circumstances, or it shall first be indemnified to its satisfaction against any and all liability, cost and expense which may be incurred by it by reason of taking or continuing to take any such action.

                  (b) Any action taken by the Program Manager or the Surety Provider in accordance with Section 9.4(a) shall be binding upon all of the Lenders.

                  9.5 Notice of Wind-Down Events.

                  Neither the Program Manager nor the Surety Provider shall be deemed to have knowledge or notice of the occurrence of any Wind-Down Event unless it has received notice from a Lender, the Surety Provider or the Program Manager referring to this Credit Agreement, stating that a Wind-Down Event has occurred hereunder and describing such Wind-Down Event. In the event that the Program Manager or the Surety Provider receives such a notice, it shall promptly give notice thereof to the Lenders. The Program Manager shall take such action (including providing a Notice of Wind-Down) with respect to such Wind-Down Event as shall be directed by the Surety Provider provided that the Program Manager is indemnified to its satisfaction by the Seller against any and all liability, cost and expense which may be incurred by it by reason of taking any such action.

                  9.6 Non-Reliance on Lenders.

                  Each of the Lenders expressly acknowledges that neither the Program Manager, the Surety Provider nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Program Manager or the Surety Provider hereafter taken, including, without limitation, any review of the affairs of Recco, shall be deemed to constitute any representation or warranty by the Program Manager or the Surety Provider. Each of the Lenders also represents and warrants to the Program Manager, the Surety Provider and the other Lenders that it has, independently and without reliance upon any such Person (or any of their Affiliates) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of Recco and made its own decision to enter into this Credit Agreement. Each of the Lenders also represents that it will, independently and without reliance upon the Program Manager, the Surety Provider or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of Recco. The Program Manager, the Surety Provider, the Lenders and their respective Affiliates, shall have no duty or responsibility to provide any party to this Credit Agreement with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of Recco which may come into the possession of such Person or any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates, except that the Program Manager shall promptly distribute to the Lenders and the Surety Provider, copies of financial and other information expressly provided to it by Recco pursuant to this Credit Agreement.

                  9.7 Program Manager in its Individual Capacity.

                  The Program Manager in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Recco and its Affiliates as though the Program Manager were not the Program Manager hereunder. With respect to its Loans, if any, pursuant to this Credit Agreement, the Program Manager shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Program Manager, and the terms "Lender" and "Lenders" shall include the Program Manager in its individual capacities.

                            SECTION 10. MISCELLANEOUS

                  10.1. Amendments and Waivers. None of this Credit Agreement, the Lender Note, any other Operative Document to which the Lenders, the Collateral Agent, the Program Manager or Recco is a party, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Lenders, the Program Manager, the Surety Provider, the Collateral Agent and Recco may, from time to time, enter into written amendments, supplements or modifications hereto and to the Lender Note and the other Operative Documents to which they are parties for the purpose of adding any provisions to this Credit Agreement or the Lender Note or such other Operative Documents or changing in any manner the rights of the Lenders, the Program Manager, the Surety Provider, the Collateral Agent or Recco hereunder or thereunder and, in addition, waiving, on such terms and conditions as the Lenders, the Program Manager, the Surety Provider, or the Collateral Agent may specify in such instrument, any of the requirements of this Credit Agreement or the Lender Note or such other Operative Documents or any Unmatured Wind-Down Event or Wind-Down Event and its consequences. The foregoing notwithstanding, no waiver of paragraph (o) of the definition of Wind-Down Event shall in any case be effective for more than 15 days. Any such waiver and any such amendment, supplement or modification shall be binding upon the Lenders, the Program Manager, the Surety Provider, the Collateral Agent and all future holders of the Lender Note, and each of S&P and Moody's shall receive notice thereof. In the case of any waiver, the Lenders, the Program Manager, the Surety Provider, the Collateral Agent and Recco shall be restored to their former position and rights hereunder and under the Lender Note and any other Operative Documents to which they are parties, and any Unmatured Wind-Down Event or Wind-Down Event waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Unmatured Wind-Down Event or Wind-Down Event, or impair any right consequent thereon.

                  10.2. Notices. Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by overnight courier service, or by registered, certified or express mail, postage prepaid, return receipt requested, or by facsimile copy, or telegram (with messenger delivery specified in the case of a telegram) and shall be deemed to be delivered for purposes of this Credit Agreement on: (a) the second Business Day following the day on which such notice was placed in the custody of the United States Postal Service, (b) the next Business Day following the day on which such notice was placed in the custody of any overnight courier service, including express mail service or (c) the same Business Day on which such notice is sent by telegram, messenger or facsimile. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this subsection, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

                  If to Recco:               Onyx Acceptance Receivables
                                             Corporation
                                             27051 Towne Centre Drive, Suite 210
                                             Foothill Ranch, California 92610
                                             Attention: Chief Financial Officer
                                             Tel. No.: (949) 465-3505
                                             Telecopier No.: (949) 465-3530

                  If to the Seller:          Onyx Acceptance Corporation
                                             27051 Towne Centre Drive, Suite 100
                                             Foothill Ranch, California 92610
                                             Attention: Executive Vice President
                                             and Chief Financial Officer
                                             Tel. No.: (949) 465-3505
                                             Telecopier No.: (949) 465-3992

                  If to the Program Manager
                  or the Committed Lender:   CDC Financial Products, Inc.
                                             9 West 57th Street
                                             New York, New York 10019
                                             Attention: Adil Nathani
                                             Tel. No.: (212) 891-6121
                                             Telecopier No.: (212) 891-3335

                  If to the Conduit Lender:  Eiffel Funding, LLC,
                                             c/o Global Securitization Services,
                                             LLC
                                             400 West Main Street, Suite 338
                                             Babylon, New York 11702
                                             Attention: Andrew Stidd
                                             Tel. No.: (631) 587-4700
                                             Telecopier No.: (212) 302-8767

                  A copy of any notice delivered to or required to be sent by Recco hereunder shall be sent by Recco to the holder of the Subordinated Note.

                  10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lenders or the Collateral Agent any right, remedy, power or privilege hereunder or under any of the other Operative Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Operative Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                  10.4. Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Lender Note.

                  10.5. Payment of Expenses and Taxes. Recco agrees, on demand, to (a) pay or reimburse the Lenders, the Program Manager, the Surety Provider and the Collateral Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, execution, delivery and administration of, and any amendment, supplement or modification to, this Credit Agreement, the Lender Note and the other Operative Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, any and all collateral audit fees, the reasonable fees and disbursements of counsel to the Lenders, the Program Manager, the Surety Provider and the Collateral Agent, (b) pay or reimburse the Lenders, the Program Manager, the Surety Provider and the Collateral Agent for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement, the Lender Note, the other Operative Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel to the Lenders, the Program Manager, the Surety Provider and the Collateral Agent and (c) pay, indemnify, and hold the Lenders, the Program Manager, the Surety Provider and the Collateral Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, any registration tax, stamp, duty and other similar taxes or duties, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Credit Agreement, the Lender Note, the other Operative Documents and any such other documents, and (d) pay, indemnify, and hold the Lenders, the Program Manager, the Surety Provider and the Collateral Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (except with respect to taxes, which shall be governed by Sections
2.10 through 2.14 and 10.5(c) above), with respect to the execution, delivery, enforcement, performance and administration of this Credit Agreement, the Lender Note and the other Operative Documents, (all the foregoing, collectively, the "indemnified liabilities"), provided that Recco has no obligation hereunder to the Program Manager, the Collateral Agent, the Surety Provider or the Lenders with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the Program Manager, the Collateral Agent, the Surety Provider or the Lenders. Notwithstanding the foregoing, if the Lenders enter into agreements with one or more other borrowers ("Other Borrowers"), the Lenders shall allocate such indemnified liabilities which are attributable to Recco and to the Other Borrowers to Recco and to each Other Borrower; provided, however, that if such indemnified liabilities are attributable to Recco and not attributable to any Other Borrower, Recco shall be solely liable for such indemnified liabilities or if such indemnified liabilities are attributable to Other Borrowers and not attributable to Recco, such Other Borrowers shall be solely liable for such indemnified liabilities. The agreements in this subsection shall survive repayment of the Lender Note and all other amounts payable hereunder.

                  10.6. Successors and Assigns; Participations.

                  (a) This Credit Agreement shall be binding upon and inure to the benefit of Recco, the Lenders, the Program Manager, the Surety Provider (as a third party beneficiary) and the Collateral Agent and all future holders of the Lender Note and their respective successors and assigns, except that Recco may not assign or transfer any of its rights or obligations under this Credit Agreement and the Lenders may not assign or transfer any of its rights or obligations under this Credit Agreement without the prior consent of Recco, which consent shall not unreasonably be withheld, provided that assignments may be made without the prior consent of Recco to any program support provider of a Conduit Lender. In the event the Conduit Lender assigns 100% of its rights and obligations under this Credit Agreement with the consent of Recco, the Program Manager may also assign its rights and obligations under this Credit Agreement to the entity which acts as agent for such assignees.

                  (b) The Lenders may, in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to it, the Lender Note, the Commitment or any other interest of the Lenders hereunder and under the other Operative Documents. In the event of any such sale by the Lenders of participating interests to a Participant, the Lenders' obligations under this Credit Agreement to the other parties hereto shall remain unchanged, the Lenders shall remain solely responsible for the performance thereof, the Lenders shall remain the holder of the Lender Note for all purposes under this Credit Agreement and the other Operative Documents, and Recco shall continue to deal solely and directly with the Lenders in connection with the Lenders' rights and obligations under this Credit Agreement and the other Operative Documents. Recco agrees that if amounts outstanding under this Credit Agreement and the Lender Note are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of the Wind-Down Date, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Credit Agreement and the Lender Note to the same extent as if the amount of its participating interest were owing directly to it under this Credit Agreement or the Lender Note. Recco also agrees that each Participant shall be entitled to the benefits of subsection 2.9 and 10.5 with respect to its participation in the Commitment and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the Lenders would have been entitled to receive in respect of the amount of the participation transferred by the Lenders to such Participant had no such transfer occurred. The Lender shall, on behalf of Recco, maintain a copy of the documents relating to each participation sold by such Lender and a register for the recordation of the names and addresses of the Participants, the Commitment purchased by such Participant and the principal amount and interest owing to such Participant from time to time.

                  (c) Subject to the terms and conditions of Section 10.17, Recco authorizes the Lenders to disclose to any Participant and any prospective Participant any and all financial information in its possession concerning the Seller, Recco and their Affiliates which has been delivered to it by or on behalf of such Person pursuant to this Credit Agreement or which has been delivered to it by or on behalf of such Person in connection with its credit evaluation of the Seller, Recco and their Affiliates prior to becoming a party to this Credit Agreement. Each Participant shall agree in writing that it shall be bound by the provisions applicable to the Program Manager set forth in
Section 10.17.

                  (d) If, pursuant to this subsection 10.6, any interest in this Credit Agreement or any of the Lender Note is transferred or assigned to any Participant or assignee which is organized under the laws of any jurisdiction other than the United States or any state thereof or the District of Columbia, the Lenders shall cause such Participant or assignee, as a condition to the effectiveness of such transfer, (i) to represent to the Lenders and Recco that under applicable law and treaties then in effect no taxes will be required to be withheld by Recco or the Lenders with respect to any payments to be made to such Participant or assignee in respect of the Loans,
(ii) to furnish to Recco and the Lenders two copies of any and all applicable Forms described in Section 2.11 as if such Participant or assignee were a Lender.

                  (e) The Lenders shall not grant to any Participant the right to consent to any amendment or waiver entered into in accordance with subsection
10.1 except for any such amendment or waiver which would increase the Commitment, or reduce the amount or extend the due date of any principal of or interest on the Lender Note.

                  10.7. Termination. This Credit Agreement shall terminate following the Commitment Termination Date upon payment in full of all outstanding obligations, including, without limitation, principal, interest and other amounts due hereunder and under the Operative Documents which are payable on such date.

                  10.8. Counterparts. This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                  10.9. Severability. Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  10.10. Integration. This Credit Agreement represents the agreement of Recco, the Lenders and the Program Manager with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lenders or the Program Manager relative to the subject matter hereof not expressly set forth or referred to herein or in the other Operative Documents.

                  10.11. GOVERNING LAW. THIS CREDIT AGREEMENT AND THE LENDER NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS CREDIT AGREEMENT AND THE LENDER NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES WHICH MAY REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

                  10.12. SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

                  (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS TO WHICH IT IS A PARTY, OR FOR

RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

                  (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

                  (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SUBSECTION 10.2 OR AT SUCH OTHER ADDRESS OF WHICH ALL OF THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

                  (d) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SUBSECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

                  10.13. Acknowledgments. Recco hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Credit Agreement, the Lender Note and the other Operative Documents;

                  (b) neither the Lenders, the Surety Provider, the Program Manager nor the Collateral Agent has any fiduciary relationship to Recco, and the relationship between the Lenders and Recco is solely that of debtor and creditor; and

                  (c) no joint venture exists between Recco and the Lenders.

                  10.14. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR THE LENDER NOTE OR ANY OTHER OPERATIVE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  10.15. No Bankruptcy Petition; No Recourse.

                  (a) Each of the parties hereto covenants and agrees that it will not institute against, or join with or knowingly cooperate or encourage any other Person in instituting against, any Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law. Each of the parties hereto covenants and agrees that it will not institute against, or join with or knowingly cooperate or encourage any other Person in instituting against, Recco any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law. This Section 10.15(a) shall survive the termination of this Credit Agreement and the Program.

                  (b) No recourse shall be had for the payment of any amount owing by any Conduit Lender under this Credit Agreement, or for the payment by any Conduit Lender of any other obligation or claim of or against any Conduit Lender arising out of or based on this Credit Agreement against any stockholder, employee, officer, director, agent or incorporator of any such Conduit Lender; provided, however, that nothing in this Section 10.15(b) shall relieve any of the foregoing Persons from any liability which such Person may otherwise have in such capacity for his/her or its gross negligence or willful misconduct. This
Section 10.15(b) shall survive the termination of this Credit Agreement.

                  10.16. The Lenders' Credit Decision. The Lenders acknowledge that they have, independently and without reliance upon the Program Manager, the Surety Provider or any of their Affiliates and based on the financial statements referred to in Section 3.1(a) hereof and Section 4.1(e) of the Sale Agreement and such other documents and information as they have deemed appropriate, made their own credit analysis and decision to enter into this Credit Agreement and, subject to the conditions set forth in this Credit Agreement, to make Loans hereunder. The Lenders also acknowledge that they will, independently and without reliance upon the Program Manager, the Surety Provider or any of their Affiliates and based on such documents and information as they shall deem appropriate at the time, continue to make their own credit decisions in taking or not taking action under this Credit Agreement.

                  10.17 Confidentiality.

                  (a) Recco shall maintain, and shall cause each officer, employee and agent of itself and its Affiliates to maintain, the confidentiality of the Operative Documents and all other confidential proprietary information with respect to the Lenders, the Program Manager and the Surety Provider and each of their respective businesses obtained by them in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Operative Documents, except for information that has become publicly available or information disclosed (x) to legal counsel, accountants and other professional advisors to Recco and its Affiliates, (y) as required by law, regulation, subpoena or other legal process or (z) in connection with any legal or regulatory proceeding to which Recco or any of its Affiliates is subject. Recco hereby consents to the disclosure of any non-public information with respect to it received by the Lenders, the Program Manager and the Surety Provider (or any of their respective Affiliates) to (i) any of the Lenders, the Program Manager and the Surety Provider (or any of their respective Affiliates),
(ii) any nationally recognized rating agency providing a rating or proposing to provide a rating to a Conduit Lenders' Commercial Paper or of the Surety Provider, (iii) any provider of a Conduit Lenders' program-wide liquidity or credit support facilities or (iv) any participant or potential participant (which Person, in the case of clauses (iii) and (iv), agrees in writing to be bound by the confidentiality provisions of this Section 10.17).

                  (b) Notwithstanding the foregoing, each of the Surety Provider, the Lenders and the Program Manager shall maintain, and shall cause each officer, employee and agent of itself and its Affiliates to maintain, the confidentiality of the Operative Documents and all other confidential proprietary information with respect to Recco and its Affiliates and each of their respective businesses obtained by them in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other Operative Documents, except for information that has become publicly available or information disclosed (i) to legal counsel, accountants and other professional advisors to the Surety Provider, the Lenders and the Program Manager and their Affiliates, (ii) as required by law, regulation, subpoena or other legal process, or at the express direction of any other agency of any state or any other jurisdiction in which it conducts business, (iii) at the request of any regulatory authority, in connection with an examination by any regulatory authority or in connection with any legal or regulatory proceeding to which the Surety Provider, the Lenders and the Program Manager or any of their Affiliates is subject or (iv) with respect to the Surety Provider, to any reinsurer that the Surety Provider may use to reinsure all or a portion of its obligations under the Surety Bond.

                  (c) The foregoing confidentiality provisions shall survive the termination of this Credit Agreement and the Program.

                  10.18 Third-Party Beneficiary. The parties to this Credit Agreement hereby agree that the Surety Provider shall be an intended third-party beneficiary of this Credit Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their proper and duly authorized officers as of the day and year first above written.

                                         ONYX ACCEPTANCE RECEIVABLES
                                         CORPORATION

                                         By:_________________________________
                                         Name:
                                         Title:

                                         EIFFEL FUNDING, LLC, as Conduit Lender

                                         By:_________________________________
                                         Name:
                                         Title:

                                         CDC FINANCIAL PRODUCTS INC.,
                                         as Program Manager and Committed Lender

                                         By:_________________________________
                                         Name:
                                         Title:

                                         By:_________________________________
                                         Name:
                                         Title:

AGREED TO AND ACKNOWLEDGED:

ONYX ACCEPTANCE CORPORATION,
as Seller and holder of the Subordinated Note

By: __________________________________
Name:
Title:

                                    EXHIBIT A

                               [DEFINITIONS LIST]

                                    EXHIBIT B

                              [FORM OF LENDER NOTE]

$[     ]                                                      New York, New York

                  FOR VALUE RECEIVED, the undersigned, Onyx Acceptance Receivables Corporation, a Delaware corporation ("Recco"), promises to pay to the order of Aver & Co., a designee of Deutsche Bank Trust Company Americas, Collateral Trustee for Eiffel, for the benefit of the Lenders (as such term is defined below), on the date specified in Section 2.2 of the Credit Agreement hereinafter referred to, at the office of CDC Financial Products Inc. (the "Program Manager"), at [_______], in lawful money of the United States of
America and in immediately available funds, the principal amount of [   ] $[ ],
or, if less, the aggregate unpaid principal amount of all Loans made by the Lenders to Recco pursuant to the Credit Agreement, and to pay interest at such office, in like money, from the date hereof on the unpaid principal amount of such Loans from time to time outstanding at the rates and on the dates specified in Section 2.5 of the Credit Agreement.

                  The Program Manager is authorized to record, on the schedule annexed hereto and made a part hereof or on other appropriate records of the Program Manager the date and amount of each Loan made by the Lenders, each continuation thereof, the interest rate from time to time on each Loan and the date and amount of each payment or prepayment of principal thereof. Any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of the Program Manager to make any such recordation (or any error in such recordation) shall not affect the obligations of Recco hereunder or under the Credit Agreement in respect of the Loans.

                  This Lender Note is the Lender Note referred to in the Credit Agreement dated as of January 9, 2003 (as amended, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement") among Recco, Eiffel Funding, LLC (the "Conduit Lender), CDC Financial Products Inc. (the "Committed Lender", and together with the Conduit Lender, the "Lenders") and the Program Manager, and is entitled to the benefits thereof. Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

                  This Lender Note is subject to optional and mandatory prepayment as provided in the Credit Agreement.

                  Upon the occurrence of the Wind-Down Date, the Program Manager shall have all of the remedies specified in the Credit Agreement. Recco hereby waives presentment, demand, protest and all notices of any kind.

                  THIS LENDER NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LENDER NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES WHICH MAY REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

                                               ONYX ACCEPTANCE RECEIVABLES
                                               CORPORATION

                                               By ______________________________

                                                  Name:

                                                  Title:

                                  Schedule 1 to

                                   LENDER NOTE

                  Principal     Interest on     Prepayment
Date              of Loans         Loans         of Loans     Notation By
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________
____________    ____________   ____________    ____________   ____________

DATED:

                                    EXHIBIT C

                               NOTICE OF BORROWING

         Onyx Acceptance Receivables Corporation hereby requests that the Lenders make a Loan to it on [insert Borrowing Date] in the amount of [amount of Loan requested] by crediting the Collection Account by 10:00 a.m. (New York City time) on [insert Borrowing Date] (capitalized terms used herein have the meaning assigned to them in the Credit Agreement dated as of January 9, 2003, as amended, modified or supplemented from time to time). Onyx Acceptance Receivables Corporation hereby certifies as of the date hereof that (i) the representations and warranties made in Section 3 of the Credit Agreement are true and correct on and as of the Borrowing Date for such Loan, both before and after giving effect to such Loan, (ii) each of the representations and warranties made in the Operative Documents by the Seller and the Servicer (if the Seller or any Affiliate of the Seller) are true and correct on and as of the Borrowing Date for such Loan, both before and after giving effect to such Loan and (iii) that each condition precedent to the making of such Loan, as described in Section 4(b) of the Credit Agreement, has been satisfied.

         _________________________________
         BY: [RESPONSIBLE OFFICER OF RECCO]
         TITLE:

         Dated: ____________________

                                    EXHIBIT D

                              [SECURITY AGREEMENT]

                                    EXHIBIT F

                          [Form of Lock-Box Agreement]

                                    EXHIBIT G

             [FORM OF INTEREST RATE HEDGE ASSIGNMENT ACKNOWLEDGMENT]

                                                       [Date]

[Name of Hedge Counterparty]
[Address of Hedge Counterparty]
Attention:_________________

                  Re: ISDA Master Agreement and Schedule, dated as of ___________, ____ (as amended, the "Hedge
                           Agreement"), between [Name of Hedge Counterparty] (the "Counterparty") and Onyx Acceptance Receivables Corporation ("Company")

Ladies and Gentlemen:

                  Company hereby notifies you that Company has assigned to JPMorgan Chase Bank, as Collateral Agent (the "Collateral Agent"), under the Financing Agreement identified below, all of its right, title and interest in and to any interest rate hedge (each, a "Hedge") entered into pursuant to the Hedge Agreement, including, without limitation, (i) all rights of Company to receive moneys due and to become due under or pursuant to the Hedges, (ii) claims of Company for damages arising out of or for breach of or default under the Hedges, (iii) the right of Company to terminate the Hedges or the Hedge Agreement, and to compel performance and otherwise exercise all remedies thereunder, and (iv) all proceeds of any and all of the foregoing (the assignment of all right, title and interest of Company in and to the Hedges and the Hedge Agreement being referred to as the "Assigned Rights").

                  As used herein, "Financing Agreement" shall mean that certain Credit Agreement, dated as of January 9, 2003, by and among Onyx Acceptance Receivables Corporation, Eiffel Funding, LLC, as Conduit Lender and CDC Financial Products Inc., as Committed Lender and Program Manager, as the same may from time to time be amended, supplemented or otherwise modified and in effect. Capitalized terms used but not defined herein shall have the meanings set forth in the Financing Agreement.

                  The Counterparty hereby agrees that, until the Counterparty receives written notice from the Collateral Agent to the contrary, the Counterparty shall make all payments under the Hedge Agreement and the Hedges to the Company. Upon the Counterparty's receipt of written notice from the Collateral Agent, (i) the Counterparty will cease to make any such payments to the Company, and shall make all such payments only to the Collateral Agent or as the Collateral Agent may from time to time direct, and (ii) the Collateral Agent shall be entitled to exercise any and all rights and remedies of Company under the Hedge Agreement and the Hedges to receive such payments in accordance with the terms hereof.

                  All payments to be made under the Hedge Agreement and the Hedges by the Counterparty shall be made by the Counterparty irrespective of, and without deduction for, any counterclaim, defense, recoupment or set-off (other than netting for payments owing by

Company thereunder in accordance with the terms of the Hedge Agreement and the Hedges) and shall be final, and the Counterparty will not seek to recover from the Collateral Agent or any Person for any reason any such payment once made.

                  Notwithstanding the foregoing, (a) Company shall remain liable under the Hedge Agreement and each Hedge to perform all of its duties and obligations thereunder to the same extent as if this Acknowledgment had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release Company from any of its duties or obligations under the Hedge Agreement or any Hedge, and (c) neither the Collateral Agent nor the Lenders shall have any obligation or liability under the Hedge Agreement or any Hedge by reason of this Acknowledgment, nor shall any of them be obligated to perform any of the obligations or duties of Company thereunder or to take any action to collect or enforce any claim for payment thereunder.

                  Company shall not, without the prior written consent of the Collateral Agent and the Controlling Party (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Assigned Rights, or create or permit to exist any lien, security interest, option or other charge or encumbrance upon or with respect to any of the Assigned Rights, except for the assignment acknowledged hereby; (ii) cancel or terminate the Hedge Agreement or any Hedge or consent to or accept any cancellation or termination thereof; (iii) amend or otherwise modify the Hedge Agreement or any Hedge or give any consent, waiver or approval thereunder; (iv) waive any default under or breach of the Hedge Agreement or any Hedge; or (v) take any other action in connection with the Hedge Agreement or any Hedge which would impair the value of the interest or rights of Company thereunder or which would impair the interests or rights of the Collateral Agent for the benefit of the holders of the Obligations.

                  No amendment or waiver of any provision hereof, and no consent to any departure by Company herefrom shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, Company, the Controlling Party and the Counterparty, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  This letter agreement may be executed in counterparts, each of which when executed by the parties hereto shall be deemed an original and all of which together shall be deemed the same instrument.

                  This letter agreement shall be binding upon Company and the Counterparty and their respective successors and assigns, and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the Lenders, and their respective successors, transferees and assigns. This letter agreement shall be governed by and construed in accordance with the law (including Section 5-1401 of the General Obligations Laws of New York but otherwise without regard to conflicts of law provisions) of the State of New York.

                                              Very truly yours,

                                              ONYX ACCEPTANCE RECEIVABLES
                                              CORPORATION

                                              By: ______________________________
                                                  Name:
                                                  Title:

Agreed:

[NAME OF HEDGE COUNTERPARTY]

By: ____________________________
   Name:
   Title:

                                      G-3